UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  06/01/2005

U.S. CONCRETE, INC.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-26025

Delaware	76-0588680
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

2925 Briarpark, Suite 1050, Houston, TX 77042
(Address of Principal Executive Offices, Including Zip Code)

713-499-6200
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On June 1, 2005, we entered into an amendment (the "Amendment") to the employment agreement (the "Employment Agreement"), dated May 28, 2003, between us and Michael D. Mitschele, who has served as the President of our Atlantic Region. Pursuant to the Amendment, the Employment Agreement will terminate on May 31, 2006. Effective June 1, 2005, Mr. Mitschele became our Director of Corporate Development and will work with our Chief Executive Officer to indentify and pursue possible acquisition candidates, assist our officers in coordinating due diligence efforts with respect to possible acquisition candidates and assist in the identification and development of new internal growth projects for us. For his efforts, Mr. Mitschele will receive a monthly base salary of $17,233.33. In addition, Mr. Mitschele will be eligible to receive commissions ("Commissions"), which are based upon a specified formula, for any transaction involving the purchase by us of all of the capital stock or substantially all of the assets of, or a merger, consolidation or similar combination involving, an acquisition candidate that Mr. Mitschele assists us in pursuing and which closes within one year after the termination of the Employment Agreement. Mr. Mitschele also will be eligible to receive an annual bonus that is commensurate with other similarly situated employees; however, the bonus will be paid to Mr. Mitschele only if Commissions are not paid to Mr. Mitschele in that bonus year, or, if any Commissions are paid to Mr. Mitschele in that bonus year, then he will be entitled to receive the bonus only to the extent that his bonus exceeds the Commissions paid to him in that bonus year. Except as set forth in the Amendment, the Amendment does not amend or change any other provisions of the Employment Agreement.

A copy of the Amendment is filed as Exhibit 10.1 hereto and is incorporated herein by reference. The summary of the Amendment contained herein is qualified in its entirety by reference to the full text of the Amendment.

Item 9.01.    Financial Statements and Exhibits

Amendment No. 1, dated June 1, 2005, to Employment Agreement between U.S. Concrete, Inc. and Michael D. Mitschele

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

U.S. CONCRETE, INC.

Date: June 07, 2005.	By:	/s/ Robert D. Hardy
Robert D. Hardy
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Amendment No. 1, dated June 1, 2005, to Employment Agreement between U.S. Concrete, Inc. and Michael D. Mitschele